UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 12, 2013

VISTEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan	48111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (800)-VISTEON

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement.

On August 12, 2013, VIHI, LLC (“VIHI”), a wholly owned subsidiary of Visteon Corporation (together with VIHI, “Visteon”), Huayu Automotive Systems Company Limited (“HASCO”), Yanfeng Visteon Automotive Trim Systems Co., Ltd. (“YFV”) and Yanfeng Visteon Automotive Electronics Co., Ltd. (“YFVE”) entered into a Master Agreement (the “Master Agreement”), pursuant to which, among other things, Visteon and HASCO have agreed to modify their existing interests in automobile interiors and electronics joint ventures in the People’s Republic of China, including YFV and YFVE.

Pursuant to the Master Agreement, among other transactions, (i) Visteon has agreed to sell, and HASCO has agreed to purchase, Visteon’s fifty percent (50%) interest in YFV in exchange for the payment of US$928.4 million (and as a result YFV will become a wholly owned subsidiary of HASCO), and (ii) Visteon has agreed to sell, and YFV has agreed to purchase, Visteon’s interest in other interiors joint ventures for additional aggregate payments of US$96.41 million. In addition, Visteon has agreed to inject US$58.30 million cash into YFVE in exchange for additional equity, and as a result Visteon will obtain a fifty-one percent (51%) direct equity interest in YFVE and be in a position to consolidate YFVE’s operations in Visteon Corporation’s consolidated financial statements. Pursuant to the Master Agreement, YFVE will sell its interests in certain subsidiaries presently controlled by YFVE to a new holding company that will be owned fifty percent (50%) by Visteon and fifty percent (50%) by YFV. Visteon and YFV have each agreed to contribute the equivalent of approximately US$47.6 million to the holding company, and may make and guarantee loans, respectively, to the holding company to enable it to purchase these equity interests. The transactions, which are subject to customary government and regulatory approvals, are expected to be completed in multiple stages and substantially completed by June 2015.

At or around the closing of Visteon’s sale of its fifty percent (50%) equity interest in YFV to HASCO (but not later than two months after the execution of the Master Agreement), the parties to the Master Agreement have agreed that YFV will distribute the equivalent of approximately US$115 million to Visteon in respect of the 2012 earnings of YFV, YFVE and certain other entities. In addition, as soon as practicable after YFV’s 2013 annual audit (which is expected to be in March of 2014) YFV has agreed to distribute US$69 million to Visteon in respect of YFV’s 2013 earnings, with such amount subject to potential increase in accordance with an agreed formula if Visteon’s sale of its fifty percent (50%) equity interest in YFV is delayed beyond October 21, 2013. Pursuant to a side agreement to the Master Agreement (the “Side Agreement”), Visteon, HASCO and YFVE have agreed that, if for any legal or regulatory reason it is not feasible for YFV to pay the dividend in respect of 2013 earnings at the time set forth in the Master Agreement, the payment of the dividend will be accelerated and the payment of US$69 million of the purchase price for the YFV equity will be deferred. Pursuant to the Master Agreement, Visteon is also entitled to an additional US$14 million distribution on each of June 30, 2014 and June 30, 2015 in respect of the earnings of an interiors entity whose equity interests Visteon has agreed to transfer to YFV.

The closing of each of the transactions contemplated by the Master Agreement is conditioned on the receipt of required approvals from appropriate governmental authorities (including the appropriate governmental authorities in the People’s Republic of China), the material accuracy of the parties’ representations and warranties and the material performance of covenants. In addition, the closing of most of the transactions contemplated by the Master Agreement is conditioned on the closing of Visteon’s sale of its fifty percent (50%) equity interest in YFV to HASCO, but Visteon’s injection of cash into YFVE in exchange for additional equity is not so conditioned.

The foregoing descriptions of the Master Agreement and the Side Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements. Copies of the Master Agreement and the Side Agreement are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

SECTION 8 – OTHER EVENTS

Item 8.01.	Other Events.

On August 12, 2013, Visteon issued a press release announcing that it had entered into the Master Agreement. The press release, filed as Exhibit 99.1 to this Current Report on Form 8-K, is incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Master Agreement, dated as of August 12, 2013, by and among VIHI, LLC, Huayu Automotive Systems Company Limited, Yanfeng Visteon Automotive Trim Systems Co., Ltd. and Yanfeng Visteon Automotive Electronics Co., Ltd.

10.2	Side Agreement, dated as of August 12, 2013, by and among VIHI, LLC, Huayu Automotive Systems Company Limited, Yanfeng Visteon Automotive Trim Systems Co., Ltd.

99.1	Press release dated August 12, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION

Date: August 16, 2013	By:	/s/ Michael K. Sharnas
Michael K. Sharnas Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Agreement, dated as of August 12, 2013, by and among VIHI, LLC, Huayu Automotive Systems Company Limited, Yanfeng Visteon Automotive Trim Systems Co., Ltd. and Yanfeng Visteon Automotive Electronics Co., Ltd.

10.2	Side Agreement, dated as of August 12, 2013, by and among VIHI, LLC, Huayu Automotive Systems Company Limited, Yanfeng Visteon Automotive Trim Systems Co., Ltd.

99.1	Press release dated August 12, 2013